Exhibit 99.85





                        [LETTERHEAD OF JAPONICA PARTNERS]





         VIA FACSIMILE

                                            December 5, 1994

         Ervin Shames
         President and CEO
         Borden, Inc.
         180 East Broad Street
         Columbus, OH  43215-3799

         Dear Mr. Shames:

         We would like to reaffirm our November 30th invitation to you to attend the December 6th meeting in New York at which Japonica Partners will respond to your questions.

         The meeting will be held at 4:45 PM at the Grand Hyatt New York Hotel (The Alvin Room), at Park Avenue at Grand Central
         Station.

         We respectfully request that you invite major shareholders and industry analysts.

         Sound business judgment prevailing, we trust you will be attending this meeting.

         If such time is inconvenient for you, please advise posthaste.

         We look forward to maximizing Borden's shareholder value as a proactive white knight. Our proposal is made pursuant to your request.

                                            Respectfully,

                                            /s/ Paul

                                            Paul B. Kazarian